Exhibit 99.8

November 24, 2009

Board of Directors

Sompo Japan Insurance Inc.

26-1, Nishi-Shinjuku 1-chome, Shinjuku-ku, Tokyo

Re:	Initially Filed Registration Statement on Form F-4 of

Sompo Japan Insurance Inc. filed on November 25

Gentlemen:

Attached is our opinion letter, dated July 29, 2009, with respect to the fairness from a financial point of view to the holders of shares of common stock (the “Sompo Japan Shares”) of Sompo Japan Insurance Inc. (“Sompo Japan”) of the exchange of each Sompo Japan Share for 1 share of common stock of NKSJ Holdings, Inc. pursuant to the Share Exchange Agreement, dated as of July 29, 2009, between Sompo Japan and Nipponkoa Insurance Company Limited.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Sompo Japan in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Sompo Japan has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Risk Factors—Risks Relating to the Share Exchange—Sompo Japan and Nipponkoa may fail to realize the anticipated benefits of the Share Exchange due to the challenges of achieving synergy effects and cost savings,” “The Share Exchange—Background to the Share Exchange,” “The Share Exchange—Reasons for the Share Exchange; Considerations of Sompo Japan,” “The Share Exchange—Reasons for the Share Exchange; Determination of Sompo Japan’s Board of Directors,” “The Share Exchange—Reasons for the Share Exchange; Opinions of Sompo Japan’s Financial Advisors” and “Business Goals And Strategies Of Holdings—Business Strategies” and to the inclusion of the foregoing opinion in the Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ MASANORI MOCHIDA

Masanori Mochida

President

Goldman Sachs Japan Co. Ltd.